Exhibit 107 CALCULATION OF FILING FEE TABLE Form S-8 (Form Type) Franklin Resources, Inc. (Exact Name of Registrant as Specified in its Charter) Table 1 - Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount to be Registered (1) Proposed Maximum Offering Price Per Share (2) Proposed Maximum Aggregate Offering Price (2) Fee Rate Amount of Registration Fee Equity Common Stock, par value $0.10 per share, to be issued under the Franklin Resources, Inc. 2002 Universal Stock Incentive Plan, as amended and restated effective February 6, 2024 Rules 457(c) and 457(h) 25,000,000 (3) $26.77 $669,250,000.00 0.0001476 $98,781.30 Total Offering Amounts $669,250,000.00 $98,781.30 Total Fee Offsets $0.00 Net Fee Due $98,781.30 (1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares of common stock that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction. (2)Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on March 18, 2024. (3) Represents additional shares of the registrant’s common stock reserved for issuance under the Franklin Resources, Inc. 2002 Universal Stock Incentive Plan, as amended and restated effective February 6, 2024.